June 29, 2022 PERSONAL AND CONFIDENTIAL Ian Lee 108 Kenyon Ave Kensington, CA 94708 Dear Ian: This letter (this “Agreement”) confirms the agreement between you and Skillz Inc. (the “Company”) regarding the transition of your duties, the end of your employment with the Company and the resolution of any disputes between us. 1. Transition and Separation. Your anticipated separation date with the Company is August 5, 2022 (the “Separation Date”). You and the Company anticipate that, provided you comply with the terms and conditions of this Agreement, comply with all Company policies and remain in good standing, from the date of this Agreement through the Separation Date (the “Transition Period”), you will remain a Company employee and the Company will continue to pay you your current base salary, you will continue to vest in equity (as discussed below) in accordance with its terms, and the Company will continue to provide you with your Company-sponsored benefits. Notwithstanding the foregoing, you understand that your employment remains at-will. For example, if you start a new job during the Transition Period, you must notify your manager, Andrew Paradise, in writing (at aparadise@skillz.com) at least three business days in advance of the start of the new job, and upon notice you will be deemed to have resigned your employment. Likewise, the Company may terminate your employment upon at least three business days’ notice. If your employment terminates earlier than the anticipated Separation Date, that earlier date will become the “Separation Date” for the purposes of this Agreement. During the Transition Period, you will continue to serve as CFO and proactively work to achieve your agreed upon individual performance goals as outlined and agreed upon, assist with mutually agreed messaging regarding your transition, and assist with the pre- onboarding of any successor or transition of your duties. Further, during the Transition Period, you agree not to work for any other company, entity or person without the Company’s prior written consent. Following the Separation Date, you agree that you will not represent to anyone that you are still an employee of the Company, and you will not say or do anything purporting to bind the Company or any of its affiliates, after the Separation Date. 2. Equity. You acknowledge and agree that Schedule A hereto sets forth restricted stock units or performance stock units ("RSUs" or “PSUs”, respectively) previously granted to you under the Skillz Inc. 2020 Omnibus Incentive Plan (the "Plan"), representing restricted shares of the Company’s Class A Common Stock and, with respect thereto, the number of RSUs vesting or, in the case of PSUs, are eligible to vest based on performance, as of the anticipated Separation Date. If you have PSUs, the actual number of PSUs with respect to which you may vest as of your Separation Date will be based on your achievement of your individual performance goals as determined by your Manager in consultation with you. To the extent your service with the Company terminates on a date earlier than August 5, 2022 because the Company early terminates your employment without Cause (as defined in the Plan), all RSUs and PSUs as defined above shall immediately vest. The RSUs and PSUs and any shares acquired pursuant to the vesting of the RSUs and PSUs will remain subject to the terms and conditions of the respective Restricted Stock Unit Award Agreement and Performance Stock Unit Award Agreement pertaining thereto and to the Plan (collectively, the “Equity Documents”), including the termination provisions set forth therein. Further, you acknowledge and agree that, other than the vested portion of any RSUs and PSUs described in this paragraph, you do not have any right, title, claim or interest in or to any other Company securities, including, without limitation, any shares of the Company’s capital stock or any other options, restricted stock awards, restricted stock unit awards, other stock- or equity- related rights or other equity incentives or bonuses not expressly set forth in this Agreement. DocuSign Envelope ID: 3A0A3E1E-E141-4A6B-8282-FDCF133FD587

3. Waiver of Clawback; COBRA. The Company waives your obligation to repay the $500,000 signing bonus awarded to you pursuant to your offer letter, dated May 1, 2021. Pending your optional election to enroll in the Company’s COBRA healthcare benefits effective September 1, 2022, the Company will provide up to four (4) months of healthcare coverage for you and your spouse/dependents, from September 1 through December 31, 2022. You agree that a breach of your obligations under this Agreement as set forth in paragraphs 5, 10 and 12 will be deemed a material breach of this Agreement and will entitle the Company to, in addition to other remedies, the clawback or repayment of said signing bonus. 4. No Other Monies Owed. As of the date you sign this Agreement (the “Execution Date”) and as of the Separation Date (each, a “Signing Date”), you acknowledge and agree that: (a) you have been paid all of your wages earned through such Signing Date; (b) you were not entitled to receive any further payments or benefits from the Company not identified above; (c) you have no unreimbursed business expenses; (d) you did not suffer an injury covered by workers’ compensation in the course and scope of your employment with the Company; (e) any unvested equity awards granted to you by the Company will cease / ceased vesting on your Separation Date and will be / were forfeited in accordance with the terms of the Plan. 5. Your General Release. In consideration of the promises set forth in this Agreement, including the waiver of the signing bonus clawback, as of each Signing Date, you waive and release to the maximum extent permitted by applicable law any and all claims or causes of action, whether known or unknown, against the Company and/or its divisions, predecessors, successors, past, present or future subsidiaries, affiliated companies, investors, branches or related entities (collectively, including the Company, the “Entities”) and/or the Entities’ respective past, present or future insurers, officers, directors, agents, attorneys, employees, stockholders, assigns and employee benefit plans (collectively with the Entities, the “Released Parties”), with respect to any matter, including, without limitation, any matter related to your employment with the Company or the termination of that employment relationship, through the date you sign this Agreement, excluding benefits, rights and terms under this Agreement. This waiver and release includes, without limitation, claims under the Employee Retirement Income Security Act (ERISA); WARN Act claims; claims for attorneys’ fees or costs; any and all claims for stock, stock options, restricted stock units or other equity securities of the Company; penalties claims; wage and hour claims; statutory claims; tort claims; contract claims; claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract, and breach of the covenant of good faith and fair dealing; claims for retaliation; claims related to discrimination or harassment based on any protected basis, under Title VII of the Civil Rights Act, the California Fair Employment and Housing Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act or any other federal, state, or local law prohibiting discrimination, harassment or retaliation; and claims under the California Labor Code, the California Business and Professions Code, and all other federal, state and local laws, ordinances and regulations. You covenant not to sue the Released Parties for any of the claims released above, agree not to participate in any class, collective, representative, or group action that may include any of the claims released above, and will affirmatively opt out of any such class, collective, representative or group action. Further, you agree not to participate in, seek to recover in, or assist in any litigation or investigation by other persons or entities against the Released Parties, except as required by law. You waive any right to bring a lawsuit against the Released Parties and any right to individual monetary recovery. However, nothing in this Agreement precludes you from filing a charge with, communicating with, or participating in any investigation or proceeding before any government agency or body and you do not need to provide notice to or obtain authorization from the Company to do so. Further, nothing in this Agreement (a) is intended to impede your ability to report possible securities law violations to the government or to receive a monetary award from a government administered whistleblower-award program, or (b) waives your right to testify or prohibits you from testifying in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment, when you have been required or requested to attend the proceeding pursuant to a court order, subpoena or written request from an administrative agency or the California state legislature. This waiver and release covers only those claims that arose prior to the applicable Signing Date. The waiver and release does not apply to any claim which, as a matter of law, cannot be released by private agreement. If any provision of the waiver and release is found to be unenforceable, it shall not DocuSign Envelope ID: 3A0A3E1E-E141-4A6B-8282-FDCF133FD587

affect the enforceability of the remaining provisions and all remaining provisions shall be enforceable to the fullest extent permitted by law. 6. Waiver of Unknown Claims. You (a) understand and acknowledge that you are releasing potentially unknown claims, and that you may have limited knowledge with respect to some of the claims being released; (b) acknowledge that there is a risk that, after each Signing Date, you may learn information that might have affected your decision to enter into this Agreement; (c) assume this risk and all other risks of any mistake in entering into this Agreement; (d) agree that this Agreement is fairly and knowingly made; and (e) expressly waive and release any and all rights and benefits under Section 1542 of the Civil Code of the State of California (or any analogous law of any other state), which reads as follows: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY. 7. ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the federal Age Discrimination in Employment Act (“ADEA Waiver”) and that the consideration given for the ADEA Waiver is in addition to anything of value to which you are already entitled. You further acknowledge that: (a) your ADEA Waiver does not apply to any claims that may arise after you sign this Agreement; (b) you should consult with an attorney prior to executing this Agreement; (c) you have 21 calendar days within which to consider this Agreement (although you may choose to execute this Agreement earlier); (d) you have 7 calendar days following the execution of the Agreement to revoke this Agreement; and (e) the Agreement will not be effective with respect to your first release below until the eighth day after you sign this Agreement for the first time, provided that you have not revoked it (the “First Effective Date”), and the Agreement will not be effective with respect to your second release below until the eighth day after you execute this Agreement for a second time, provided that you have not revoked it (the “Second Effective Date”). You agree that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original 21-day consideration period provided in this paragraph. To revoke the Agreement, you must email to Charlotte Edelman a written notice of revocation at legal@skillz.com, prior to the end of the 7-day period. You acknowledge that your consent to this Agreement is knowing and voluntary. The severance offer will be automatically withdrawn if you do not sign the Agreement within the 21-day consideration period. 8. No Admission. Nothing contained in this Agreement shall constitute or be treated as an admission by the Company of any liability, wrongdoing, or violation of law. 9. Continuing Obligations. At all times in the future, you will remain bound by your CIIAA, which is attached as Attachment A. 10. Return of Company Property. Within five business days of the Separation Date, you must return to the Company, at the Company expense, any and all Company property in your possession or control, including, without limitation, equipment, documents (in paper and electronic form), and credit cards, and that you have returned and/or destroyed all Company property that you stored in electronic form or media (including, but not limited to, any Company property stored in your personal computer, USB drives or in a cloud environment). You further agree to sign the Termination Certification, which is attached as Exhibit C to your CIIAA; provided, however, that nothing therein conflicts with any term of this Agreement. 11. Non-Disclosure. Except if required by law, you agree that you will not disclose to others this Agreement or its terms, except that you may disclose such information to your family, and to your attorney and/or accountant in order for such individuals to render services and/or advice to you. You agree that a breach of this provision will be deemed a material breach of this Agreement. In addition, a breach of this provision will be deemed to be a material breach of this Agreement and will entitle the Company to recover liquidated damages in the amount of $1,000.00 for each occurrence of a breach. You expressly agree that this provision is reasonable under the circumstances that exist at the time this Agreement is made. 12. Requests for References. All external requests for references should be sent to DocuSign Envelope ID: 3A0A3E1E-E141-4A6B-8282-FDCF133FD587

HR@skillz.com, and you understand that the Company will confirm only your job title and dates of employment. Any employee of the Company is free, but not obligated, to provide a job reference beyond titles and dates of employment. 13. Non-Disparagement. You agree that you will not disparage or encourage or induce others to disparage the Company or any of the Released Parties. For the purpose of this Agreement, “disparage” includes, without limitation, making comments or statements on social media or the internet, or to any person or entity including, but not limited to, the press and/or media, current or former employees, partners or principals of the Company or any entity with whom the Company has a business relationship, that would adversely affect in any manner (a) the conduct of the business of the Company or any of the Released Parties (including, but not limited to, any business plans or prospects) or (b) the reputation of the Company or any of the Released Parties. The Company agrees not to disparage you (as that term is defined in this paragraph). You understand that the Company’s obligations under this paragraph only apply to its current executive officers and the members of its Board of Directors. You agree that a breach of this provision will be deemed a material breach of this Agreement. In addition, a breach of this provision will be deemed to be a material breach of this Agreement and will entitle the Company to recover liquidated damages in the amount of $1,000.00 for each occurrence of a breach. You expressly agree that this provision is reasonable under the circumstances that exist at the time this Agreement is made. Nothing in this Agreement (including this paragraph) shall prohibit you from providing truthful information as required by law in a legal proceeding or a government investigation. 14. Cooperation. You agree to fully cooperate with the Company and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter in which you were involved or of which you may have knowledge as a result of your employment by the Company. Cooperation includes, for example, interviews, review of documents, attendance at meetings, trial or administrative proceedings, providing testimony, or providing documents to the Company. The Company will promptly reimburse you for any reasonable and necessary out of pocket costs incurred by you consistent with this paragraph. 15. Arbitration Agreement. You and the Company agree that any and all claims or disputes arising out of or relating to this Agreement shall be resolved by final, binding and confidential arbitration before a single arbitrator in San Francisco, CA (or another mutually agreeable location) conducted under the Judicial Arbitration and Mediation Services (JAMS) Streamlined Arbitration Rules & Procedures, which can be reviewed at http://www.jamsadr.com/rules-streamlined-arbitration/. Before engaging in arbitration, you and the Company agree to first attempt to resolve the dispute informally or with the assistance of a neutral third-party mediator. You and the Company each acknowledge that by agreeing to this arbitration procedure, you and the Company waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding. The arbitrator, and not a court, shall also be authorized to determine arbitrability, except as provided herein. The arbitrator may in his or her discretion award attorneys’ fees to the prevailing party. All claims or disputes must be submitted to arbitration on an individual basis and not as a representative, class and/or collective action proceeding on behalf of other individuals. Any issue concerning the validity of this representative, class and/or collective action waiver must be decided by a Court and if for any reason it is found to be unenforceable, the representative, class and/or collective action claim may only be heard in Court and may not be arbitrated. Claims will be governed by applicable statutes of limitations. This arbitration agreement does not cover any action seeking only emergency, temporary or preliminary injunctive relief (including a temporary restraining order) in a court of competent jurisdiction in accordance with applicable law to protect a party’s confidential or trade secret information. This arbitration agreement shall be construed and interpreted in accordance with the Federal Arbitration Act. 16. Entire Agreement. You agree that except for the CIIAA and the Equity Documents, and except as otherwise expressly provided in this Agreement, this Agreement renders null and void any and all prior or contemporaneous negotiations, agreements, understandings, or representations between you and the Company, including but not limited to your offer letter from the Company. You and the Company agree that this Agreement constitutes the entire agreement between you and the Company regarding the subject matter of this Agreement, and that this Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company. 17. Governing Law. Except as to the Arbitration Agreement (above), this Agreement shall be construed and interpreted in accordance with the laws of the State of California. DocuSign Envelope ID: 3A0A3E1E-E141-4A6B-8282-FDCF133FD587

DocuSign Envelope ID: 3A0A3E1E-E141-4A6B-8282-FDCF133FD587

18. Severability. The provisions of this Agreement are severable. If any provision of this Agreement is held invalid or unenforceable, such provision shall be deemed deleted from this Agreement and such invalidity or unenforceability shall not affect any other provision of this Agreement, the balance of which will remain in and have its intended full force and effect; provided, however that if such invalid or unenforceable provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to have been modified so as to be valid and enforceable to the maximum extent permitted by law.

19. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement. Execution via DocuSign or a similar service, or of a facsimile copy or scanned image shall have the same force and effect as execution of an original, and an electronic or facsimile signature or scanned image of a signature shall be deemed an original and valid signature.

To accept this Agreement, please sign and date this Agreement and return it to me no later than 5:00 p.m. PT on June 29, 2022.

Sincerely,
SKILLZ, INC.

DocuSigned by:
Doris Fritz-Bianchi
483BFFEF02014A3...
Doris Fritz-Bianchi
Head of People

My agreement with the terms and conditions of this Agreement is signified by my signature below. Furthermore, I acknowledge that I have read and understand this Agreement and that I sign this release of all claims voluntarily, with full appreciation that at no time in the future may I pursue any of the rights I have waived in this Agreement.

By: DocuSigned by: Ian Lee 5BCC9242F2444AB... Date: 6/29/2022
Ian Lee

Separation Date Signing:

By signing below, as of the Separation Date, I reaffirm my agreement with the terms and conditions of this Agreement and acknowledge that I have read and understand this Agreement and that I sign this release of claims voluntarily with full appreciation that in no time in the future may I pursue any of the rights I have waived in this Agreement.

By:____________________ Date: ____________________

Ian Lee

Schedule A: Equity
Attachment A: Confidential Information and Invention Assignment Agreement

SCHEDULE A EQUITY GRANT NUMBER TOTAL SUBJECT TO GRANT VESTED RSUs on Separation Date EQUITY PLAN RSU2020-0278 1,163,918 290,980 2020 Omnibus Incentive Plan DocuSign Envelope ID: 3A0A3E1E-E141-4A6B-8282-FDCF133FD587

ATTACHMENT A CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT DocuSign Envelope ID: 3A0A3E1E-E141-4A6B-8282-FDCF133FD587